Exhibit 4.5

INSTRUMENT OF ASSUMPTION
Air Quality Revenue Refunding Bonds
(Columbus Southern Power Company Project), Series 2009A

THIS INSTRUMENT OF ASSUMPTION, dated December 31, 2011, is entered into by OHIO POWER COMPANY, an Ohio corporation (the “Company”).

RECITALS

1.           Columbus Southern Company, an Ohio corporation (“CSP”), has heretofore entered into the Loan Agreement dated as of August 1, 2009 (the “Agreement”), by and between the Ohio Air Quality Development Authority, a political subdivision, body politic and corporate duly organized and existing under and by virtue of the Constitution and laws of the State of Ohio (the “Issuer”) and CSP, pursuant to which CSP is obligated to make certain payments related to the Air Quality Revenue Refunding Bonds (Columbus Southern Power Company Project), Series 2009A issued by the Issuer under the Indenture of Trust dated as of August 1, 2009 (as heretofore and hereafter amended or supplemented, the “Indenture”), with The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”).

2.           On the date hereof, CSP merged into the Company.

3.            Pursuant to the Agreement and Plan of Merger dated December 31, 2011 among the Company and CSP, and Ohio Revised Code §1701.82, the Company became responsible and liable for all the liabilities and obligations of CSP when the merger became effective and thereby unconditionally assumed the due and prompt performance of all of the obligations of CSP under the Agreement in accordance with Section 5.8.

4.	This Instrument of Assumption is being executed pursuant to Section 5.8 of the Agreement.

NOW, THEREFORE, BE IT KNOWN that, in consideration of the premises and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company DOES HEREBY ASSUME all of the obligations of CSP under the Agreement and unconditionally assumes the due and prompt performance of all of the obligations of CSP under the Agreement in accordance with Section 5.8.

IN WITNESS WHEREOF, the Company has caused this Instrument to be executed as of the day and year first above written.

OHIO POWER COMPANY

/s/ Renee V. Hawkins
By: Renee V. Hawkins
Title: Assistant Treasurer